090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170421377-34
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 10/03/2017 11:00 AM
	Entity Number: E0864872007-8

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Galileo Life Sciences, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 has been amended in its entirety as follows:

The name of the corporation shall be Modern Mobility Aids, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 83 Percent

4. Effective date and time of filing: (optional) Date: Oct 3, 2017 Time: 3PM
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Pietro B Marco

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT TO

THE ARTICLES OF INCORPORATION OF
GALILEO LIFE SCIENCES, INC.

(Pursuant to NRS 78.385 and NRS 78.390 – After Issuance of Stock)

The undersigned, Tito DiMaro, President and Secretary of GALILEO LIFE SCIENCES, INC., (the "Corporation"), existing under the laws of the State of Nevada, does hereby certify that:

1. The name of the Corporation is: **Galileo Life Sciences, Inc.**

2. The Articles of Incorporation of the Corporation are hereby amended pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes as follows:

   2.1 In Article One thereof, the name of the Corporation is: **Modern Mobility Aids, Inc.**

3. The foregoing Amendment to the Certificate of Incorporation was authorized by the Board of Directors and duly adopted by the shareholders pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by provisions of the Articles of Incorporation, have voted in favor of the amendment is: Eighty-Three percent (83%).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 27th day of September 2017 and DOES HEREBY CERTIFY that the facts stated in this Certificate of Amendment are true and correct.

By: Tito A DiMarco
Tito DiMarco, President

By: Tito A DiMarco
Tito DiMarco, Secretary

MEETING OF THE BOARD OF DIRECTORS
OF
GALILEO LIFE SCIENCES, INC.
BY CONSENT

SEPTEMBER 28, 2017

The undersigned, being a majority of the directors of Galileo Life Sciences, Inc., a State of Nevada corporation, in accordance with the provisions of the General Corporation Law of the State of Nevada and the By Laws of the corporation, do hereby give their unanimous consent to the adoption of the following resolution(s) of the Board of Directors of this Corporation without a meeting, but with the same force and effect as if said resolutions were duly adopted at a meeting thereof duly and regularly called for said purpose, which resolution(s) shall be deemed to have been adopted as of **September 28, 2017.**

BE IT RESOLVED, that the Board of Directors of this Corporation declare that it is in the best interest of the Corporation and its shareholders to change the name of the Corporation from Galileo Life Sciences, Inc. to Modern Mobility Aids, Inc., and

FURTHER RESOLVED, that the change of name of the Corporation be and hereby is, subject to approval of a majority of the shareholders of the Corporation, as provided **Pursuant to NRS 78.385 and NRS 78.390 – After Issuance** of the General Corporation Laws of the State of Nevada, such change of name to be effective upon the filing of the Certificate of Amendment of the Certificate of Incorporation of the Corporation with the Secretary of State for the State of Nevada and the payment of all fees incident thereto; and

FURTHER RESOLVED, that in connection with the foregoing, the President or Chief Executive Officer of this Corporation be and hereby is authorized and empowered to make, execute and deliver, on behalf of and in the name of the Corporation, all such other and further instruments and documents and to do and perform all such acts and things as may be desired, required or otherwise deemed necessary or advisable by said officer or officers, in his or their sole discretion, to secure the full and faithful payment of monies due under any agreement referred to hereinabove and the obligations of the Corporation contained in said agreements or in any instrument executed in connection with same, or otherwise in furtherance of any and all matters herein mentioned. Any and all such instruments and documents shall contain such terms, conditions and provisions and cover such interests and properties as are or may be acceptable or agreeable to said offer or officers.

FURTHER RESOLVED, that all such instruments, when executed by the President or Chief Executive Officer or any Vice President of the Corporation, with or without the joinder of the Secretary or any Assistant Secretary of this Corporation, are and shall be legal, valid and binding acts and agreements of this Corporation, enforceable in accordance with the terms thereof.

EXECUTED effective September 28, 2017

Tito DiMarco, Director/CEO

Gilbert Sharpe, Director

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

MODERN MOBILITY AIDS, INC.
Nevada Business Identification # NV20071397526

Expiration Date: December 31, 2017

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on October 3, 2017

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.